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                                                                    EXHIBIT 99.4

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT: Mark Wheeler                       Bari Love
         Fletcher Martin PR                 Fletcher Martin PR
         (404) 720-8176                     (404) 221-1188
         mwheeler@fmeonline.com             blove@fmeonline.com

          SHAREHOLDERS APPROVE MERGER OF CHOICEPOINT(TM) AND DBT ONLine

           -- Annual meeting ratifies the creation of nation's premier public record information source, appoints new board members and selects company's auditors--

ATLANTA May 16, 2000 - Shareholders of ChoicePoint Inc. (NYSE:CPS) and DBT Online (NYSE:DBT) voted today to approve the merger between the two companies, creating the nation's leading provider of public record information for U.S. business, government agencies and consumers. The merger, announced in February, was completed today following shareholder approval.

         "This is truly a milestone in the life of both companies," commented Derek V. Smith, Chairman and CEO of the combined entity, which will maintain the ChoicePoint name. "This combination creates a powerful resource for businesses, government agencies and individuals to better understand with whom they do business and the risks associated with those relationships. Together, we will provide applications supported by database management expertise and leading-edge technology that deliver tremendous benefits to our customers."

         Today's meeting also confirmed the appointment of several new members to ChoicePoint's board of directors including Doug Curling, ChoicePoint's Chief Operating Officer, and former DBT board members Charles G. Betty, Frank Borman, Kenneth G. Langone and Bernard Marcus. Mr. Betty is currently President and CEO of EarthLink Network, Inc., the nation's second largest Internet service provider. Mr. Borman, a former astronaut, has served as Chairman and CEO in a number of companies including Eastern Airlines, and is currently on the board of directors for The Home Depot, Inc. and American Semiconductor Corporation. Mr. Langone is one of the co-founders of The Home Depot and a director of the company since 1978. He also serves as a director of the New York Stock Exchange, Inc., General Electric Company, Unifi, Inc. and Tricon Global Restaurants. Mr. Marcus is co-founder and Chairman of The Home Depot, Inc. He also serves on the boards of National Service



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Industries, Inc., Westfield America, Inc. and the National Foundation for
Disease Control and Prevention.

         "We feel the stature and credentials of our new board members will further help in building ChoicePoint into a world class company," added Smith. "Coupled with our commitment and dedication to the responsible use of information, we believe our customers will continue to recognize ChoicePoint as the most reputable information provider in the industry."

         Shareholders re-elected James Denny, Managing Director of William Blair Capital Partners and Charles Story, President and CEO of Inroads, Inc. to the board of directors, and also approved Arthur Andersen, LLP as independent auditors for the new company.

                  ChoicePoint is the leading provider of decision-making
                     intelligence to businesses, individuals and government agencies. Through the identification, retrieval, storage, analysis and delivery of data, the company serves the information needs of the property and casualty insurance market, the life and health market, and the business and government markets, including Fortune 1000 corporations, asset-based lenders and professional service providers, and federal, state and local governments. ChoicePoint is committed to the responsible use of information and the protection of personal privacy as fundamental planks of the Company's business model.

         For more information about ChoicePoint, visit www.choicepoint.net.

                                      # # #

ChoicePoint is a trademark of ChoicePoint Inc.


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